FORM 4

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                                                           OMB APPROVAL
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                                                  OMB Number 3235-0287
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Lotker                           Jack                  M.
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   (Last)                           (First)             (Middle)

                              677 Larch Avenue
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                                    (Street)

  Elmhurst                         Illinois             60126
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

          Keebler Foods Company (KBL)
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

         November, 1998
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                          President-Specialty Products
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:      7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct     Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or     Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect   Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3     (I)        Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr. 4) (Instr. 4)
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Common Stock, par value $.01
per share                             11/13/98        S               10,000      D    $32.5875                    I         (1)
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Common Stock, par value $.01
per share                             11/24/98        S               40,000      D    $31.875                     I         (1)
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                                                                                       Total:      50,318
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(1) The shares of Common Stock are held by the Jack M. Lotker Revocable Trust (the "Revocable Trust").  The Reporting Person and his
    wife are co-trustees of the Revocable Trust, the beneficiaries of which are the Reporting Person and various members of the
    Reporting Person's immediate family.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the form is filed by more than one reporting  person,  see  Instruction
     4(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.






(Form 4-07/98)                                                   SEC 1474 (7-97)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option (to buy)    $24.00      2/98    A    V    83,250       (1)    2/3/03  Common Stock   83,250   --   384,206(2) D
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Explanation of Responses:

  (1) Options vest in one-third increments based on achieving certain stock price targets and, in any event, on February 2, 2003

  (2) 83,250 options were issued pursuant to 1998 Omnibus Stock Incentive Plan and 300,956 options were issued pursuant to 1996 Stock Option Plan.


     /s/THOMAS E. O'NEILL                                   December 1, 1998
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      **JACK M. LOTKER                                             Date
      By: Thomas E. O'Neill, as
          Attorney-In-Fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1474 (7-97)